Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
NEWS RELEASE

Company Contacts:
Dawn Benchelt, Investor Relations Director
(630) 218-7364
ir@inlandrealestate.com
INLAND REAL ESTATE CORPORATION
ANNOUNCES TAX ALLOCATION OF 2013 CASH DISTRIBUTIONS

OAK BROOK, Ill. (January 23, 2014) - Inland Real Estate Corporation (NYSE: IRC) today announced the tax allocation of the cash distributions paid during 2013 on its preferred and common shares.

Each stockholder of record receiving cash distributions in 2013 will receive a Form 1099-DIV summarizing the allocation of his or her cash distributions. Thus, the tax allocation provided in this press release is provided for informational purposes only. Stockholders are advised to consult with their tax advisors about the specific tax treatment of cash distributions paid by Inland Real Estate Corporation in 2013.

Inland Real Estate Corporation currently pays a cash distribution of $0.169271 per share on a monthly basis to stockholders of its 8.125% Series A Cumulative Redeemable Preferred Stock. The following table, presented on a per share basis, summarizes the tax allocation determined by Inland Real Estate Corporation.

Preferred Shares (NYSE:IRCPrA)
CUSIP: 457461408

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Qualified Dividends (1)	Total Capital Gain	Nondividend Distributions
01/02/13	01/15/13	$0.169271	$0.169271	$0.000151	$—	$—
02/01/13	02/15/13	$0.169271	$0.169271	$0.000151	$—	$—
03/01/13	03/15/13	$0.169271	$0.169271	$0.000151	$—	$—
04/01/13	04/15/13	$0.169271	$0.169271	$0.000151	$—	$—
05/01/13	05/15/13	$0.169271	$0.169271	$0.000151	$—	$—
06/03/13	06/17/13	$0.169271	$0.169271	$0.000151	$—	$—
07/01/13	07/15/13	$0.169271	$0.169271	$0.000151	$—	$—
08/01/13	08/15/13	$0.169271	$0.169271	$0.000151	$—	$—
09/03/13	09/16/13	$0.169271	$0.169271	$0.000151	$—	$—
10/01/13	10/15/13	$0.169271	$0.169271	$0.000151	$—	$—
11/01/13	11/15/13	$0.169271	$0.169271	$0.000151	$—	$—
12/02/13	12/16/13	$0.169271	$0.169271	$0.000151	$—	$—
TOTAL		$2.031252	$2.031252	$0.001812	$—	$—

Inland Real Estate Corporation currently pays a cash distribution of $0.0475 per share to stockholders of its common stock on a monthly basis. The January 17, 2013 distribution declared on December 17, 2012, with a record date of December 31, 2012 and payment date of January 17, 2013, was a split-year distribution with $0.032034 allocable to 2012 for federal income tax purposes and $0.015466 allocable to 2013 for federal income tax purposes. The following table, presented on a per share basis, summarizes the tax allocation determined by Inland Real Estate Corporation.

Common Shares (NYSE: IRC)
CUSIP: 457461200

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Qualified Dividends (1)	Total Capital Gain	Nondividend Distributions
12/31/12	01/17/13	$0.015466	$0.011891	$0.000011	$—	$0.003575
01/31/13	02/19/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
02/28/13	03/18/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
04/01/13	04/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
04/30/13	05/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
05/31/13	06/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
07/01/13	07/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
07/31/13	08/19/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
08/30/13	09/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
09/30/13	10/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
10/31/13	11/18/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
12/02/13	12/17/13	$0.047500	$0.036520	$0.000033	$—	$0.010980
TOTAL		$0.537966	$0.413611	$0.000374	$—	$0.124355

(1)	Qualified Dividends is a subset of, and included in, the 2013 Ordinary Dividends.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of September 30, 2013, the Company owned interests in 161 investment properties, including 52 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet.  Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com. To connect with Inland Real Estate Corporation via LinkedIn, visit http://www.linkedin.com/company/inland-real-estate-corporation, or via Twitter at www.twitter.com/IRC_REIT.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of our business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. Forward-looking statements are not guarantees of future performance, and investors should not place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the risks listed and described under Item 1A”Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2013, as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC. Except as otherwise required by applicable law, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement in this release to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.